[*] Portions of this exhibit have been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ADDENDUM NO. 3 TO
AMENDED AND RESTATED INTERNATIONAL
DISTRIBUTION AGREEMENT

This Addendum to Amended and Restated International Distribution Agreement (“Addendum”), dated as of January 29, 2010, is made by and between:

(1)	ThermoGenesis Corp., a corporation having a place of business at 2711 Citrus Road, Rancho Cordova, CA 95742 USA (“TGC”) and

(2)	GE Healthcare Bio-Sciences AB, a GE Healthcare company headquartered at Bjorkgatan 30, SE-751 84 Uppsala, Sweden (“GEHC”).

RECITALS

Whereas, effective as of May 2, 2008, TGC and GEHC entered into an Amended and Restated International Distribution Agreement, as amended by that certain Amendment No. 1 to Amended and Restated International Distribution Agreement effective as of September 1, 2008 and the Amendment [No. 2] to Amended and Restated International Distribution Agreement effective as of November 17, 2009 (collectively, “Agreement”) pursuant to which TGC granted GEHC certain rights to distribute and service the AutoXpress™ System which automates the volume reduction process for cord blood (the “AXP Platform”) and consists of a battery-operated device, a processing set that has integrated sampling segments, and GMP-compliant software (“XpressTRAK™) and a computer-controlled, robotic liquid nitrogen cryopreservation and storage system that enables the freezing and managing of approximately 3,600 blood component samples (the “BioArchive System”); and

Whereas, the parties now wish to modify and amend the Agreement, as set forth below, effective as of February 1, 2010 (“Effective Date”), to extend the term of the Agreement and make other modifications set forth herein, on the terms and subject to the conditions set forth in this Addendum.

Now, therefore, the parties have agreed as follows:

1. DEFINITION OF AXP PLATFORM TRANSFER TERRITORIES

Section 1.3 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

1.3 “ AXP Platform Transfer Territories” means those countries and territories identified on Appendix 1 attached hereto.

2. INTENTIONALLY OMITTED

3. DEFINITION OF PRODUCT

Section 1.7 of the Agreement is hereby amended to add the following provision:

The AXP Platform consists of a battery-operated device (“AXP Devices”) and a processing set that has integrated sampling segments (“AXP Bag Sets” or “AXP Disposables”), and GMP compliant software (“Xpress Track tm).

4. AMENDMENT OF EXCLUSIVE DISTRIBUTOR APPOINTMENT

Section 2.1 of the Agreement is hereby amended to add the following provision:

Effective as of the Initial Term hereof, the exclusive rights of GEHC to those countries included in the Exclusive Territories that are currently covered only by the distributors of GEHC, as set forth on Appendix 1 attached hereto, shall terminate and revert to TGC upon the earlier of (a) when the respective distribution agreements with such distributors expire, or (b) when such distribution agreements may be assigned to TGC, or duly terminated in advance of the stated expiration date in accordance with the terms of such agreements by GEHC.

5.	FORECASTING OF PRODUCTS

Section 3.4 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

3.4	GEHC shall provide to TGC a rolling quarterly forecast of GEHC’s requirements for AXP Devices and AXP Processing Bagsets for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order for that quantity of AXP Devices and AXP Processing Bagsets, and shall be delivered to GEHC in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of AXP Device and AXP Processing Bagset requirements for the period described, however the 2nd quarter in any forecast shall be varied by no more that +/- 20% in the subsequent binding forecast, unless mutually agreed by the parties. The 3rd and 4th quarter of each forecast are non-binding and may be modified by GEHC at any time in its sole discretion. Any aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20% shall be subject to mutual agreement and the capacity constraints of TGC.

6. SAFETY STOCK REQUIREMENTS

For clarification of sections 3.2 and 3.3 of the Agreement, the parties hereby confirm that the Annual Minimum for 2010 is [*] ([*]) units.

Section 3 of the Agreement is hereby amended to add Section 3.5 as follows:

3.5 SAFETY STOCK REQUIREMENTS

(a)	TGC or its contracted manufacturers will within one quarter following TG and GEHC’s achievement of nine months safety stock for CBR, maintain no less than 30 days finished goods inventories of AXP Disposables and AXP Devices based upon GEHC’s annual unit forecast by product updated on a rolling quarterly basis, and 30 days inventory of service and support parts based on historical usage to assure supply of product for customers.

(b)	GEHC is responsible for maintaining sufficient inventory levels to ensure timely order fulfilment for the GEHC customer installed base of AXP accounts in the Exclusive Territories.

(c)	In addition, should customers that are considered strategic to the growth of the AXP business by GEHC require specific safety stock levels (“Strategic Safety Stock”), TG and GEHC will strive to get the customer’s agreement to split such Strategic Safety Stock in equal amounts between the three parties. Therefore any written customer agreement with GEHC on customer requested Strategic Safety Stock requirements will be discussed with TGC at the JOC, prior to any such commitment and any existing arrangements shall also be submitted and reviewed for the purpose of developing a joint plan to address such commitments.

7. DELIVERY METRICS

The Agreement is hereby amended to add the following provision as Section 4.5 and delete and replace the wording under Description in Schedule 4 with the same:

4.5	Upon receipt of a purchase order for Products from GEHC, TGC shall confirm the promised shipment date to GEHC, provided that such shipment date shall always ensure that shipment is made within the same calendar quarter as per Section 3.4 herein. GEHC shall calculate the on-time shipment performance of TGC (“On-Time Shipment”) in shipping Products ordered by GEHC to the location specified on the purchase orders issued by GEHC, targeting a goal of [*] percent ([*]%) On-Time Shipment for any individual calendar quarter; provided however, that TGC shall be given a five (5) day grace period in calculating its On-Time Shipment. Additionally, in the event that orders from GEHC exceed the binding forecast for such calendar quarter, TGC shall only be measured against the quantities as provided in the binding forecast.

(a)	The Delivery Metrics shall be calculated as follows: (a) the numerator shall be the number of “completed” shipments by TGC on or before the promised shipment date (with the 5 day allowance specified above), and incomplete (partial) shipments are not included in the calculation as completed shipments until they are shipped in full to GEHC; (b) the denominator shall be the total number of shipments due from TGC each calendar quarter, which shall include completed shipments and orders made by GEHC which have not been shipped to GEHC.

(b)	GEHC shall provide a copy of the scorecard utilized to calculate this Delivery Metric directly to TGC so that TGC may raise any issues with the calculation it deems relevant. If the On-Time Shipment of TGC using this Delivery Metric falls below [*] percent ([*]%) for any individual calendar quarter, TGC shall reduce the price of the Products by the following matrix:

Event	Price Reduction
1st occurrence of non-compliance	[*]%

2nd occurrence of non-compliance	[*]%

Subsequent occurrences of non-compliance during the Initial Term or any Renewal Term	[*]%

(c)	Notwithstanding the foregoing, the price reduction under this provision will continue for the Products until the On-Time Delivery of TGC exceeds [*] percent ([*]%) for a period of thirty (30) consecutive days, at which time the pricing determined pursuant to Section 5.1 shall apply.

8. AMENDMENT OF PURCHASE PRICE PROVISION

Section 5.1 of the Agreement is amended to replace Schedule 5 in its entirety with Schedule 5 attached herein, delete the last sentence, and add the following provision:

The purchase prices (the “Prices”) for the Products and replacement Product parts are fixed for the Initial Term, as defined in Section 19.1, at the purchase prices set for January 1st, 2010 according to the terms of Agreement (“Base Price”). During the Initial Term, or any subsequent renewal term, the following events may trigger a Base Price decrease or increase for all AXP Bag Sets excluding (i) AXP Bag Sets purchased by GEHC for building and maintaining a safety stock for CBR and (ii) AXP Bag Sets sold by GEHC to CBR or NYBC (collectively, “Core AXP Bag Sets”)

(a)	If TGC does not meet the Quality Metrics for an AXP Bag Set or Device as described in Schedule 6, the Base Price for such Product will be reduced by [*] percent ([*]%) for the following quarter and kept at the reduced level for each subsequent quarter until TGC meets the Quality Metrics for such Product. The Quality Metrics will be assessed on a quarterly basis thereafter, and non-adherence to the Quality Metrics over one quarter will trigger a reduction the following quarter and each subsequent quarter until TGC meets the Quality Metrics for a quarter. For the avoidance of doubt, the Base Price reduction shall not be cumulative, but shall remain at [*] percent ([*]%) for each non-adhering and subsequent quarter. The Quality Metrics shall be measured and Base Price decreases or increases shall be determined separately for AXP Bag Sets and AXP Devices.

(b)	If GEHC does not achieve an annualized sales growth of [*] percent ([*]%) for the Core AXP Bag Sets measured in USD on a quarterly basis in comparable territories starting two quarters after TG meets its Quality Metrics for both AXP Bag Sets and AXP Devices, i.e. at the earliest by December 31st, 2010, the Base Price for the following quarter will be increased by the result of [[*]%*(([*]%-actual%)/[*]%)], capped at a [*] percent ([*]%) increase. The annual sales growth shall be measured on a quarterly basis against the same quarter of the previous calendar year (i.e. the first measurement will be of the annual sales growth of the fourth quarter of 2010 measured against the fourth quarter of 2009, which will be used to determine the Base Price of Core AXP Bag Sets in the first quarter of 2011.) For the avoidance of doubt, sell through Core AXP Bag Set unit data shall be used for these calculations.

(c)	If GEHC achieves an annualized sales growth higher than [*] percent ([*]%) for the Core AXP Bag Sets measured in USD on a quarterly basis in comparable territories, as measured pursuant to Section 5.1(b) above, the Base Price for the following quarter will be reduced by the result of [[*]%*((actual%-[*]%)/[*]%)], capped at a [*] percent ([*]%) decrease.

(d)	If approved by the JOC, TGC may offer GEHC on an exceptional and temporary basis lower Prices for selected customer(s) based on competitive analysis in certain markets. TGC shall retain final determination of any such lower Prices in its sole discretion. After the Initial Term, both parties shall in good faith discuss an adjustment of the Base Price.

(e)	Any adjustment of the Price due to Delivery Metrics will be in addition to the mechanism described above.

9. INTENTIONALLY OMITTED

10. USE OF SUBDISTRIBUTORS AND AGENTS

Section 6.4 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

6.4	GEHC shall be entitled to engage sub-distributors and/or agents at arms length terms to discharge of its obligations hereunder, provided, that GEHC shall remain responsible to TGC for any and all acts and omissions of such sub-distributors and agents. GEHC may use distributors and sub-distributors to sell the Products as of the commencement of the Initial Term consistent with its current practices; provided that such distributors shall be monitored and policed by GEHC in order to ensure that they do not violate any rights of TGC or terms or conditions of this Agreement.

11. RESALE PROVISIONS AND REQUIREMENTS

Section 6 of the Agreement is hereby amended to add Sections 6.5, 6.6, 6.7 and 6.8 as follows:

6.5	GEHC shall provide order processing, which includes without limitation, order to cash cycle, as well as warehousing and distribution support, shipping, and invoicing. GEHC will provide application support service to customers in all Exclusive Territories for the AXP System.

6.6	GEHC may not enter into any third party commitments or contracts with end-user customers for Products, or service and repair of such Products, that would expose TGC to any greater obligations or liability than expressly set forth in this Agreement. GEHC shall indemnify TGC for any claims made by a GEHC customer of the AXP System. The obligation of GEHC to indemnify TGC is subject to TGC providing notice to GEHC of any such claim and the right of GEHC to assume the defense of a proceeding regarding such claim.

6.7	GEHC shall maintain sufficient inventory levels at all times to ensure timely customer order fulfillment.

6.8	GEHC shall provide TGC with information regarding inventory level agreements signed with GEHC customers, and provide in the quarterly reports to the JOC the inventory levels segregated under any such arrangement.

12. GEHC DUTY TO PROMOTE AND SELL

Section 7.1 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

7.1	GEHC will utilize its best commercial efforts to promote and sell the AXP System in the Exclusive Territory, and to achieve the annual sales and expense targets as approved by the JOC pursuant to Section 12 below. Sales and expense targets shall be reviewed annually by GEHC and submitted to the JOC for review pursuant to Section 12 below. GEHC shall maintain a competent and adequate sales force trained in the marketing and sales of the Products.

13. GEHC DUTIES

Section 7 of the Agreement is hereby amended to add Sections 7.9 and 7.10 and 7.11 as follows:

7.9	GEHC shall use best efforts to achieve annual sales targets as outlined in Section 5.1(a) and shall provide TGC with reports on a quarterly basis showing monthly sell-through shipment quantities to end customers and sub-distributors.

7.10	GEHC shall be responsible for translation costs in the event GEHC translates any literature provided by TGC pursuant to Section 7.4 of the Agreement, which includes without limitation, labeling, instruction manuals, technical manuals, registrations, as required by regulatory authorities when GEHC is selling the Products.

7.11	GEHC shall additionally have the responsibilities and obligations set forth below:

a.	GEHC shall maintain sufficient inventory levels to ensure timely customer order fulfilment.

b.	GEHC shall develop an operating budget for JOC review as outlined in Section 12.6.

c.	GEHC shall provide customer support as outlined in Section 24.3.

d.	GEHC shall dedicate resources, including sufficient personnel, as outlined in Section 7.1.

e.	GEHC shall provide forecasting as outlined in Section 3.4.

f.	GEHC will pay invoices in USD and all amounts due under the agreement within forty-five (45) days as further set forth in Section 5.3.

g.	GEHC will utilize its best commercial efforts to market and sell the AXP System in the Exclusive Territory as outlined in Section 7.1.

h.	GEHC may use distributors and sub-distributors to sell the Products, provided that such distributors are monitored and policed by GEHC in order to ensure that they do not violate any rights of TGC, or otherwise create any breach of the terms in the Agreement.

i.	GEHC to provide TGC transparency on inventory level agreements signed with GEHC customers, and provide in the quarterly reports to the JOC the inventory levels segregated under any such arrangement.

14. TGC DUTIES

Section 8 of the Agreement is hereby amended to add Sections 8.4, 8.5, 8.6, 8.7, 8.8 8.9, 8.10, and 8.11 as follows:

8.4	TGC will use commercially reasonable efforts to develop improvements for the Products.

8.5	TGC will provide on-site training at TGC facilities for all GEHC sales and support personnel, pursuant to training guidelines developed by the JOC.

8.6	TGC will maintain and pay the associated filing and maintenance fees for all of the patents currently owned by TGC for the term of the Agreement.

8.7	TGC shall copy the GEHC representative appointed by GEHC on all customer communications in the Exclusive Territory, along with other communications as outlined in Section 12 to be provided to the JOC. In addition TGC shall make no commitments regarding product availability, delivery dates, or product returns without prior written approval by GEHC.

8.8	TGC will continue to develop the next generation AXP Product/features.

8.9	TGC will provide annual updates on product development as part of the operating plan and budget activities.

8.10	Maintain appropriate quality systems and controls, as further described in this Agreement.

8.11	Maintain all current and future regulatory files, registrations and licenses for Products. TGC will absorb all costs associated with testing, any clinical trials and/or studies, registration and/or licensing costs, or direct costs associated with obtaining the licenses.

15. REVISED WARRANTY PROVISIONS

Section 10.1 and 10.2 of the Agreement are hereby amended, restated and replaced in their entirety with the following provisions:

10.1	The only warranty made by TGC with respect to the Products and the replacement Product parts is the warranty set forth in this Section 10. No other affirmation of fact or promise made by TGC, whether by words or action shall constitute a warranty. EXCEPT AS PROVIDED IN THE WRITTEN LIMITED WARRANTY SET FORTH HEREIN, TGC MAKES NO WARRANTIES TO GEHC OR TO ANY OTHER PARTY WITH RESPECT TO THE PRODUCTS OR THE REPLACEMENT PRODUCT PARTS SOLD PURSUANT TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2	TGC warrants and represents that the Products meet both Technical Specifications (as defined in Appendix 10-1) and Performance Specifications (as defined in Appendix 10-2), for a period of twelve (12) months after delivery of AXP Devices to end user and until the expiration date for AXP Disposables (which shall, in no event, be less than three (3) years, except upon the introduction of product from newly qualified sub-contract manufacturers to TGC, in which case, the product expiry will be retroactively graduated to three (3) years per normal product introduction methods). A Product which does not meet both Technical and Performance Specifications during the warranty periods set out herein shall be considered to be defective (“Defective Product”). GEHC shall provide TGC with detailed and timely reporting of individual device shipments to end customers for purposes of determining the commencement of the applicable warranty period. GEHC may return any Product that does not conform to the Technical Specifications and Performance Specifications. Warranty claims from GEHC (i.e. its customers) will require the return of the defective product to TGC for analysis and validation of the defect, unless the Product cannot be returned due to such Product being a hazardous material as a result of the defect. In the event of a Defective Product, TGC shall, as directed by GEHC, at its cost replace or repair the Products to bring them in conformity with this limited warranty or, if TGC is unable to repair/replace and return the Product within sixty (60) days, provide a complete refund of the purchase price. In the event TGC issues any changes or improvements to the field/installed base (including inventory and Strategic Safety Stock (provided customer approval is given) held by GEHC) to resolve any defects or quality issues (“Installed Base Fix”) TGC shall provide GEHC notification as agreed to by the JOC . TGC shall bear all costs involved in having the Installed Base Fix implemented (i.e. costs incurred in returning products to TGC and sending the “fixed” products to GEHC’s customers).

16. GEHC WARRANTIES

Section 10.4 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

10.4	GEHC agrees to use its best efforts to incorporate into its agreement with its customers language limiting liability which is similar in substance and import as that stated in this Section 10, and to use its best efforts to have such language incorporated into the agreement between the end-user or purchaser of any Product or replacement Product part and its seller if GEHC is not such seller. GEHC may provide customer warranties greater than those authorized by TGC, provided that any such actions by GEHC shall not create any liability or claims against TGC, and GEHC shall defend, indemnify, and hold harmless TGC from any claims resulting from any GEHC actions with respect to product warranties that are inconsistent with or greater than any warranty applicable between TGC and GEHC.

17. PRODUCT REGISTRATION

Sections 11.1 and 11.2 of the Agreement are hereby amended, restated and replaced in their entirety with the following provisions:

11.1	TGC shall maintain all current and future regulatory files, registrations and licenses for Products and shall be responsible for all costs associated with testing, any clinical trials and/or studies, registration and/or licensing costs, or direct costs associated with obtaining licenses within the Exclusive Territories. Without limiting the foregoing, TGC shall file and maintain the master file with the United States Food and Drug Administration and shall obtain the necessary MDD clearances in Europe, for the Products as developed by TGC.

18. JOINT OPERATING COMMITTEE

Section 12 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

12	JOINT OPERATING COMMITTEE

12.1	Upon the Effective Date, TGC and GEHC shall establish a joint operating committee (“JOC”). The JOC shall be comprised of 2 members appointed by TGC and 2 members appointed by GEHC. The JOC shall have the duties and responsibilities set forth in this Section.

12.2	The JOC shall discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the Parties under the Agreement. If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the senior most executives of the Parties responsible for the division administering the Agreement. If such senior executives cannot reach consensus and resolution, the Parties shall continue to comply with the express terms of the Agreement, and each Party shall have the right to decide how to proceed within each Party’s respective area of responsibility.

12.3	The JOC will meet face to face no less than quarterly to review, among other things, sales performance, progress on sales metrics, the operating plan and budget, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

12.4	The JOC shall review the Quality Metrics, as set forth on Schedule 6, by June 30, 2010 and the Base Price adjustments related thereto, as outlined in Section 5.1 above shall be implemented and monitored by the JOC.

12.5	The JOC shall monitor and implement on a prospective basis the purchase price increases and decreases that may apply based on GEHC’s achievement of greater than targeted growth rates or failure to meet targeted growth rates.

12.6	During each quarterly meeting, the JOC shall review GEHC’s operating budget and may, upon JOC agreement, re-allocate or revise budget items.

12.7	TGC shall notify the JOC of any material or process change which may affect form, fit, function, reliability, serviceability, performance, interchangeability, regulatory compliance, or safety with a written change notice a minimum of thirty (30) calendar days in advance of the proposed implementation date, provided that TGC may provide notice on a shorter period to the extent required under FDA regulations or TGC’s quality system to respond to immediate issues. GEHC may request samples for evaluation by GEHC. The obligation for TGC to notify the JOC as set out in the beginning of this Section 12.7 shall also apply to any proposed Service Bulletins and related general communication to end-user customers of GEHC in advance of release. TGC shall further provide the JOC on a monthly or quarterly basis, as determined by the JOC, reports on complaints, Corrective and Preventative Actions, and individual customer communications related to a specific Product issue logged as a complaint, such that the JOC may review and stay informed on such matters. Notwithstanding the foregoing, TGC retains all rights, in its sole discretion, with respect to final approval of change orders relating to form, fit, function, reliability, serviceability, performance, interchangeability, regulatory compliance, or safety of the Products, filed service bulletins, and timing for taking any and all required actions as mandated by its quality system and any regulations or laws.

12.8	GEHC will provide the JOC in its quarterly reports, with monthly information on its inventory levels. TGC will provide the JOC in its quarterly report with monthly information of the delivery schedule projected for a six months period. Notwithstanding the foregoing, each party shall provide the other party with current information upon reasonable request.

19. AMENDMENT OF TERM

Section 19.1 of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

19.1	This Agreement shall have an initial renewal term (“Initial Term”) that commences as of February 1, 2010 and shall continue thereafter for two (2) years and six (6) months until July 31, 2012 (“Expiration Date”). The term of this Agreement shall automatically renew on the day after the Expiration Date (each a “Renewal Date”) and each annual anniversary of the Renewal Date for an additional term of one (1) year (each a “Renewal Term”). Notwithstanding the foregoing, either party shall have the right to terminate the Agreement for convenience and without cause by providing written notice to the other party not less than six (6) months prior to the Expiration Date, or not less than six (6) months prior to the anniversary of the Expiration Date with regard to any Renewal Term.

20. TRANSITION SALES AFTER NOTICE OF TERMINATION

The Agreement is hereby amended to add the following provision as Section 19.5

19.5	In the event that the Agreement is terminated pursuant to Section 19.1 the parties shall cooperate in good faith to develop and approve a “Transition Plan” through the JOC following a notice of termination. The Transition Plan shall apply to the six (6) months following the Expiration Date (whether following the effective date of termination of the Initial Term or any Renewal Term). The purpose of the Transition Plan is to provide for the orderly transition of accounts, inventory, and maintenance of customer relationships in preparation for the termination, such that the customers for the products are protected.

21. INVENTORY AT TERMINATION

Section 20.1(d) of the Agreement is hereby amended, restated and replaced in its entirety with the following provision:

(d)	Under no circumstances will TGC be required to purchase any remaining GEHC strategic safety stock or inventory at the termination or expiration of this Agreement. GEHC will be free to sell any remaining strategic safety stock or inventory during the final six months of this Agreement following notice of termination and non-renewal, and thereafter pursuant to any jointly developed Transition Plan. During the final six months of this Agreement, following notice of termination, GE will have no obligation to order further Products, except as required to fulfill current orders and demand from customers. In addition TGC shall use best efforts to help GEHC sell off remaining strategic safety stock or inventory at the end of the contract or transfer strategic safety stock or inventory to another third party distributor (selected by TGC), pursuant to a Transition Plan. For clarity, but not as an exclusive example, the Transition Plan will account for levels of inventory and strategic safety stock held by GEHC, and the Parties shall agree that such Transition Plan will provide specifically for GEHC to sell remaining inventory or strategic safety stock to a specified customer beyond the final six months following notice of termination and non-renewal, but no later than six months following the Expiration Date, such that GEHC has a channel to dispose of all remaining inventory or safety stock, to the extent not purchased from GEHC by such customer or any new third party distributor. In the event the Parties do not reach agreement on a Transition Plan, GEHC shall have a right to sell any remaining strategic safety stock or inventory held pursuant to a specific customer’s requirement to such customer for a period of six months following the Expiration Date. For the avoidance of doubt, safety stock inventory held specifically for CBR must be sold to CBR, or another customer should CBR not purchase said safety stock, during the period ending no later than six months following the Effective Date of Termination (whether following the effective date of termination of the Initial Term or any Renewal Term).

22. DEVELOPMENT OF CORD BLOOD CHANNEL

The Agreement is hereby amended to add the following provision as Section 24:

24	DEVELOPMENT OF CORD BLOOD CHANNEL

24.1	GEHC will dedicate resources to work to commercialize and support the AXP System. GEHC will devote sufficient personnel in line with current levels and on-going recruitment activities to develop and manage the cord blood market and will hire, train and manage any necessary additional dedicated marketing and sales hires for the cord blood market.

24.2	In addition GEHC will leverage its existing customer service, field application support and regulatory affairs organization as needed and as agreed upon by the JOC. The definition and parameters of the “cord blood market” shall be determined by the JOC. The approximate number and type of GEHC sales and marketing resources for each geographic region will be defined and agreed upon and reviewed annually by the JOC.

24.3	GEHC will provide direct end-customer call support involving routine (order entry, shipping, billing) customer service. Any application support requiring highly specialized product expertise will be directed towards TGC. For purposes of this section 24.3, “highly specialized product expertise” shall mean technical product application or scientific subject matter expertise related to the Product use by customers.

24.4	No later than March 31, 2010, GEHC will in good faith develop a proposal to grow the cord blood market for approval by the JOC pursuant to Section 12 which shall include the preparation of a LEAN Study to support economic arguments to sell automated AXP system solution to cord blood banks (including evaluation and case studies for process optimization at cord blood banks); investment in general marketing around cord blood banking; increased marketing activities at launch of the new AXP System. The JOC approved proposal shall be implemented and executed by June 30, 2010. GEHC shall also commit to the following incremental marketing spends (in addition to the LEAN Study): (a) $[*] dedicated marketing spend in the first year of the Initial Term conditioned as set out in Section 27 (b) $[*] dedicated marketing spend in the first year of the Initial Term conditioned upon Thermogenesis reaching the Quality Metrics set forth in Schedule 6 and (c) $[*] dedicated and non-contingent marketing spend in calendar year 2011.

23. QUALITY METRICS

The Agreement is hereby amended to add the following provision as Section 25:

25	QUALITY METRICS. The parties shall utilize certain quality metrics as further set forth on Schedule 6.

24. QUALITY SYSTEM

The Agreement is hereby amended to add the following provision as Section 26:

26 QUALITY SYSTEM

26.1	TGC shall maintain a documented quality system which GEHC shall have a right to audit at least once per year, or more often if required due to quality issues. Any corrective actions identified by GEHC in order to ensure product quality and reliability shall promptly be implemented by TGC.

26.2	GEHC shall assist TGC in complaint investigation and field action execution by:

(a)	Obtaining all relevant complaint information from customers in order to facilitate root cause analysis and complaint investigations.

(b)	Maintaining traceability of AXP disposable lot numbers and device serial numbers delivered to customers.

(c)	Communicating, under the direction of TGC, subject to notice of such communications being provided to the JOC pursuant to Section 12, to GEHC customer’s technical bulletins, field actions and all other communications as required by TGC.

26.3	GEHC shall maintain adequate storage, pest controls and environmental controls of warehousing facilities so as to prevent damage to, or quality degradation of product during transportation and warehousing; including packaging and labelling material. Product losses, customer warranty claims, damage or degradation of TGC products resulting from the failure by GEHC to maintain adequate transportation, storage, pest controls or environmental controls shall be the responsibility of GEHC.TGC has the right to audit GEHC warehousing locations where TGC products are warehoused. Audit observations identified by TGC shall be promptly remediated by GEHC, as determined by GEHC in its sole discretion.

25. SALE OF BIOARCHIVE SYSTEMS.

The Agreement is hereby amended to add the following provision as Section 27:

27. SALE OF BIOARCHIVE SYSTEMS. TGC authorizes GEHC to sell two BioArchive Systems from GEHC’s current inventory during the first year of the Initial Term. The obligation of GEHC to contribute $[*] in the first year of the Initial Term, as per Section 24.4 herein, is conditioned on GEHC’s right to sell said BioArchives.

26. INDEMNIFICATION

The Agreement is hereby amended to add the following provision as Section 23.11:

23.11 In the event of indemnification being requested under this Addendum or the Agreement (including, but not limited to under Sections 6.6 (as revised per this Addendum), 10.4 (as revised per this Addendum) or 16 of the Agreement), the following shall apply:

Each party entitled to indemnification hereunder (each, an “Indemnified Party”) shall notify the party responsible for providing indemnification (each, an “Indemnifying Party”) in writing of any third-party claim for which such Indemnified Party seeks indemnification under this Addendum, or the Agreement; provided, that the failure to deliver such notice shall not affect the Indemnifying Party’s obligations under this Section except to the extent that the Indemnifying Part is adversely affected thereby. The Indemnifying Party may, but is not obligated to, elect within thirty (30) days of receipt of the Indemnified Party’s notice assume the defence of any claim to which this Section relates, and may appoint legal counsel to handle the defence of such proceeding, which counsel shall be experienced in the type of litigation involved and shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party chooses to assume the defence of such proceeding (w) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal counsel in the defence of such proceeding; (x) the Indemnified Party may, at its own expense, select its own counsel to represent it; (y), the Indemnifying Party may not settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, if such settlement (1) would not impose an injunction or other equitable relief upon the Indemnified Party, or impair the Indemnified Party’s rights under this Agreement or (2) does not include a release of the Indemnified Party from all liability relating to such claim; and (z) the Indemnifying Party shall keep the Indemnified Party promptly informed of all developments in the defence of such proceeding. If the Indemnifying Party does not elect to assume the defence of such claim within thirty (30) days of receipt of the Indemnified Party’s notice, then the Indemnified Party may elect to assume the defence of such claim, in which case the Indemnifying Party shall pay all costs and expenses of counsel selected by such Indemnified Party in connection with such defence, which counsel shall be experienced in the type of litigation involved and shall be reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall reasonably cooperate with the Indemnified Party and its legal counsel in the defence of such proceeding and the Indemnified Party shall keep the Indemnifying Party promptly informed of all developments in the defence of such proceeding.

27. MISCELLANEOUS

27.1	All capitalized terms not defined herein shall have the meanings as provided in the Agreement.

27.2	Except as expressly modified as provided herein, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

27.3	All terms, conditions, rights, remedies, powers and interest provided in this Addendum are in addition to the terms, conditions, rights, remedies, powers and interests provided in the Agreement, the terms and provisions of which are incorporated herein by this reference. If and to the extent that any term or provision hereof is inconsistent with any term or provision of the Agreement, the terms and provisions of this Addendum shall prevail.

27.4	This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

In witness whereof, the parties have caused their duly authorized representatives to execute this Addendum effective as of the date set forth above.

THERMOGENESIS CORP., a California	GE HEALTHCARE BIO-SCIENCES AB
corporation	By:
By:	Name:
Name:	Title:
Title:

SCHEDULE 5
PURCHASE PRICES

SCHEDULE 6
QUALITY METRICS

APPENDIX 1

AXP Platform Transfer Territories

APPENDIX 10-1

TECHNICAL SPECIFICATIONS         .

APPENDIX 10-2

PERFORMANCE SPECIFICATIONS